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Exhibit 1.1

Articles of Association

ARTICLES OF ASSOCIATION
of
AIXTRON Aktiengesellschaft

It is hereby certified that the following Articles of Association of
AIXTRON Aktiengesellschaft, Aachen
are consistent with the articles of association submitted to the commercial register in the version dated January 19, 2010.

Aachen, January 22, 2010

Müsgen, Civil law notary, Aachen

I.     GENERAL PROVISIONS

§ 1
Company Name, Domicile, Duration

1.
The Company is registered under the name:
AIXTRON Aktiengesellschaft

2.
The domicile of the Company is Herzogenrath.

3.
The duration of the Company is unlimited.

§ 2
Purpose

1.
The purpose of the Company is the manufacture and sale of products, as well as research and development and services for the implementation of semiconductor technologies and other physicochemical technologies, particularly those bearing the AIXTRON trademark.

2.
The Company is authorized to conduct all transactions suitable for promoting the Company's purpose indirectly and directly.

    The Company may establish branch offices in Germany and abroad, may acquire equity interests in other companies in Germany and abroad, as well as purchase or establish such companies.

    The purpose of subsidiaries and investees may differ from that referred to in Article 1 above insofar as it seems capable of promoting the purpose of the Company.

    The Company may outsource all or part of its operations to affiliates.

§ 3
Notices and Information

1.
The Company's notices will be published in the electronic Bundesanzeiger (Federal Gazette), unless otherwise stipulated by law.

2.
Information intended for the holders of listed securities of the Company may also be transmitted electronically.

II.    SHARE CAPITAL AND SHARES

§ 4
Share Capital

1.
The Company's share capital is €100,667,177.00 (in words: one hundred million six hundred and sixty seven thousand one hundred and seventy seven euros). It is composed of 100,667,177 no-par value registered shares.

2.1.
However, the Executive Board is authorized to increase the share capital of the Company, with the approval of the Supervisory Board, on one or several occasions until May 17, 2010 by up to €35,919,751.00 by issuing new no-par value ordinary registered shares with a proportional interest in the share capital of €1.00 per no-par value share against cash and/or non-cash contributions (Authorized Capital I).

    Shareholders must be granted preemptive rights. However, the Executive Board is authorized, with the approval of the Supervisory Board, to exclude shareholders' preemptive rights whole or in part for fractions; or

    for capital increases made against non-cash contributions for the granting of shares with the objective to acquire enterprises or parts thereof or a participation in enterprises or to acquire other assets.

    The Executive Board can, with the approval of the Supervisory Board, determine the content of the share rights, the conditions for issuing shares, as well as the other details of the capital increase and its implementation.

2.2.
(Omitted)

2.3.
The Company's share capital is conditionally increased by up to €1,926,005.00 by issuing up to 1,926,005 new no-par value registered shares. The conditional capital increase serves to grant options to members of the Executive Board and employees of the Company and to members of the management and employees of affiliated companies under the stock option plans resolved by the General Meeting on May 26, 1999 under agenda item 5. The conditional capital increase will only be implemented to the extent that the holders of options exercise their rights. The new shares carry dividend rights as of the start of the fiscal year in which they are issued as a result of the options being exercised in each case. The Executive Board is authorized to determine the further details of the implementation of the conditional capital increase with the approval of the Supervisory Board. Where options are to be granted to members of AIXTRON Aktiengesellschaft's Executive Board, the further details of the conditional capital increase will be determined by the Supervisory Board.

2.4.
The Company's share capital is conditionally increased by up to €35,875,598.00 by issuing up to 35,875,598 new no-par value registered shares carrying dividend rights as of the start of the fiscal year in which they are issued. The conditional capital increase serves to grant shares to the holders or creditors of conversion rights and/or warrants issued by the Company or companies directly or indirectly majority-owned by the Company under the authorization resolved by the General Meeting on May 22, 2007 under agenda item 9. The contingent capital increase will only be implemented to the extent that the conversion rights and/or warrants attached to the debt securities are exercised or the conversion obligations attached to the debt securities are required to be fulfilled, and to the extent that no cash settlement or own shares are used to service the respective debt securities. The Executive Board is authorized to determine the further details of the implementation of the conditional capital increase with the approval of the Supervisory Board (conditional capital I 2007).

2.5.
The Company's share capital is conditionally increased by up to €1,247,197.00 by issuing up to 1,247,197 new no-par value registered shares. The conditional capital increase serves to grant options to members of the Executive Board of AIXTRON AG and members of the management of affiliated companies, as well as to employees of AIXTRON AG and of affiliated companies under the stock option plans in accordance with the General Meeting's resolution of May 22, 2002 (Stock Option Plan 2002). The conditional capital increase will only be implemented to the extent that the holders of options make use of their rights, and the Company does not grant own shares to fulfill these rights. The new shares carry dividend rights as of the start of the fiscal year in which they are issued as a result of the options being exercised. The Executive Board is authorized to determine the further details of the implementation of the conditional capital increase with the approval of the Supervisory Board. Where options are to be granted to members of AIXTRON Aktiengesellschaft's Executive Board, the further details of the conditional capital increase will be determined by the Supervisory Board.

2.6.
The Company's share capital is conditionally increased by up to €3,919,374.00 by issuing up to 3,919,374 no-par value registered shares (contingent capital II 2007). Contingent capital II 2007 serves to ensure the fulfillment of the subscription rights attached to the options granted by the Company under the Stock Option Plan 2007 up to and including May 21, 2012 in accordance with the authorization resolved by the General Meeting on May 22, 2007. The conditional capital increase will only be implemented to the extent that the holders of such options exercise their option rights and the Company does not service the options by granting own shares or offering cash settlement. The new shares carry dividend rights as of the start of the fiscal year in which they are issued.

2.7.
The Supervisory Board is authorized to reformulate the Articles of Association in accordance with the amount of the capital increase from authorized and conditional capital in each case.

§ 5
Dividend rights

In the case of a capital increase, the dividend rights can be assigned differently from section 60 of the Aktiengesetz.

§ 6
Classes of shares

1.
The shares are registered shares.

2.
If, as part of an increase in capital, the resolution makes no provision as to whether shares are to be bearer shares or registered shares, they will be registered shares.

3.
The Executive Board, with the approval of the Supervisory Board, determines the type of share certificates as well as the coupons and renewal coupons. The same applies to interim certificates, bonds, interest coupons and warrants.

4.
The Company may issue share certificates representing multiples of shares (global shares). The right of shareholders to the certification of their shares is excluded.

5.
Renewal coupons and coupons shall be attached to the shares.

III.  LEGAL CONSTITUTION OF THE COMPANY

§ 7
Executive Bodies

The Company's executive bodies are:
the Executive Board,
the Supervisory Board,
the General Meeting.

A.    Executive Board

§ 8
Executive Board

1.
The Company's Executive Board is comprised of two or more persons. The Supervisory Board determines the number of Executive Board members. The appointment of deputy Executive Board members is permitted.

2.
The Supervisory Board can delegate the conclusion, amendment, and termination of appointment contracts duties to a Supervisory Board committee.

3.
The Supervisory Board can appoint a member of the Executive Board as the Chairman or the Spokesman of the Executive Board and additional members of the Executive Board as Deputy Chairmen or Deputy Spokesmen.

§ 9
Legal Representation

1.
The Company is legally represented by two members of the Executive Board or by one member of the Executive Board acting jointly with a Prokurist (authorized signatory). The Supervisory Board can grant individual Executive Board members power of sole representation.

2.
The Supervisory Board can also exempt individual Executive Board members from the restrictions imposed by section 181 of the Bürgerliches Gesetzbuch (BGB—German Civil Code).

§10
Management

The Executive Board conducts the business of the Company in accordance with the law and the Articles of Association. It has passed by-laws for itself by a unanimous resolution of its members and with the approval of the Supervisory Board.

B.    Supervisory Board

§ 11
Supervisory Board
Composition, Election, Term of Office

1.
The Supervisory Board consists of 6 (six) members. The General Meeting can specify any other number of Supervisory Board members divisible by three.

2.
The appointment of the first Supervisory Board lasts until the General Meeting that resolves on the approval of the Supervisory Board's activities for the first fiscal year.

3.
The election of the Supervisory Boards following the first Supervisory Board is for the longest period permissible according to section 102 of the Aktiengesetz. Candidates may be reelected.

4.
Substitute members can be elected for Supervisory Board members who have been elected by the General Meeting. The term of office of a substitute member taking the place of a retired member ends at the end of the General Meeting in which a supplementary election for the remaining term of the retired member takes place, but no later than the end of the retiring member's term of office.

§ 12
Resignation from Office

Any member of the Supervisory Board can resign from office by addressing a statement to the Chairman of the Supervisory Board or the Executive Board, giving one month's notice.

§ 13
Chairman of the Supervisory Board

The Supervisory Board elects a Chairman and a Deputy from among its members. If in the course of an electoral period, the Chairman or the Deputy Chairman retire from their posts, the Supervisory Board must immediately hold an election for the remainder of the term of the retiree.

§ 14
Meetings

The meetings of the Supervisory Board are convened in writing by the Chairman, or—if he is prevented from doing so—by his Deputy, giving 14 days' notice. When calculating the period of notice required, the day on which the invitation was sent and the day of the meeting are not included. The invitation must indicate the individual items on the agenda. In urgent cases, the period of notice for convening a meeting can be reduced to 3 (three) working days and the invitation can be issued verbally, by fax, telephone, or email.

§ 15
Resolutions

1.
The agenda must be announced at the time the meeting is convened. Resolutions on agenda items not duly announced in the invitation are only permitted if no Supervisory Board member presents objects. In such cases, absent Supervisory Board members must be given the opportunity to object to the resolution within an appropriate period to be determined by the Chairman, or—if he is prevented from doing so—by his Deputy, or to submit their vote in writing.

    The resolution shall only take effect if the absent Supervisory Board members do not object to it within this period or if they vote in favor of it.

2.
Resolutions of the Supervisory Board are passed at meetings. In exceptional, justified cases, members of the Supervisory Board may also participate in meetings of the Supervisory Board and its committees by telephone conferencing or video conferencing with the approval of the Chairman, or—if he is prevented from giving such approval—by his Deputy. Supervisory Board members who do not participate in the meeting in accordance with section 2, sentence 2 above, may take part in resolutions of the Supervisory Board and its committees by submitting a written vote (also by fax) to the Chairman of the meeting. Outside the meetings, resolutions of the Supervisory Board are only permitted by way of votes cast in writing, by fax, telephone, or e-mail or by way of a combination of these aforementioned means of communication, if no member of the Supervisory Board objects to this procedure.

3.
The Supervisory Board is quorate if two thirds of its members take part in the resolution in accordance with Article 11 (1) of the Articles of Association and if the members include the Chairman of the Supervisory Board or his Deputy. If the Supervisory Board only consists of three members, all three members are required to take part in the resolution.

4.
The resolutions of the Supervisory Board require a majority of the votes cast. Abstentions are not counted as votes. The Chairman of the meeting has the casting vote in the event of a tie. The Chairman of the meeting will determine the type of voting procedure to be followed. These provisions apply accordingly to votes cast in writing, or by telephone, fax, or e-mail.

5.
Minutes must be taken of Supervisory Board meetings and must be signed by the Chairman of the meeting. The minutes taken on resolutions passed in writing, or by telephone, fax, or e-mail must be signed by the Chairman of the Supervisory Board, or—if he is prevented from doing so—by his Deputy.

§ 16
Committees

1.
The Supervisory Board is authorized and, if prescribed by law, required to form committees of its members and to draw up by-laws establishing their responsibilities and powers. The Supervisory Board can also, if permitted by law, assign decision-making powers to the committees.

2.
Declarations of intent by the Supervisory Board and its committees are submitted by the Chairman on behalf of the Supervisory Board, or—if he/she is prevented from doing so—by his Deputy.

§ 17
Tasks/Remuneration for the Supervisory Board

1.
The Supervisory Board supervises the management activities of the Executive Board.

2.
The Supervisory Board shall draw up by-laws for itself.

3.
In addition to the reimbursement of expenses (including the value added tax on their Supervisory Board remuneration or expenses), the members of the Supervisory Board shall receive appropriate annual compensation, the amount of which shall be determined by the General Meeting. This sum is applicable until the General Meeting resolves otherwise. As well as fixed compensation, members of the Supervisory Board shall also receive total variable compensation of 1% of the Company's net retained profit, less an amount corresponding to 4% of the paid-in contributions to the share capital. The Chairman of the Supervisory Board receives 6/17, the Deputy Chairman 3/17, and a member of the Supervisory Board 2/17 of the variable compensation. The amount of the variable compensation shall not exceed four times the fixed compensation per member of the Supervisory Board. Variable compensation is payable following the end of the General Meeting, that resolves on the appropriation of the net retained profit.

4.
The members of the Supervisory Board will receive an attendance fee in an amount of €1,500.00 for attending the meetings of committees each; the chairman of a committee will receive double this amount. The total amount of attendance fees payable to the members of the Supervisory Board shall be limited to one and a half times of the fixed compensation of this person pursuant to Article 17 (3).

5.
The Company also pays the insurance premiums for the members of Supervisory Board for liability and legal insurance to cover liability risks arising from their activities for the Supervisory Board, as well as the insurance tax payable on these.

C.    General Meeting

§ 18
General Meeting

The Company's General Meetings take place either at the Company's domicile or a German city with over 100,000 residents.

§ 19
Convening the General Meeting

The General Meeting is convened by the Executive Board or, in the cases prescribed by law, by the Supervisory Board. General Meetings shall be convened no later than thirty days prior to the day by the end of which the shareholders must have given notice of attendance (Article 20 (2)).

§ 20
Participation in the General Meeting

1.
Those shareholders who have given notice of attendance and whose names have been entered into the shareholders' ledger shall be entitled to attend such General Meeting and to exercise their voting rights.

2.
Registration must be received by the Company, at the address provided when notification of the meeting was dispatched, in Germany or in English in writing, by fax or, if the Executive Board stipulates as such when the meeting is being convened, by another electronic means, seven days at the latest prior to the General Meeting. Deletions from and new entries into the shareholders' ledger will not take place on the day of the General Meeting or during the six days prior to the General Meeting.

3.
Any details regarding registration are to be made known once notification of convening of the General Meeting has been dispatched.

§ 21
Chairing the General Meeting

1.
The meeting is chaired by the Chairman of the Supervisory Board, or by his Deputy if the Chairman is unable to do so. If neither the Chairman nor his Deputy chairs the meeting, it will be chaired by the most senior member of the Supervisory Board (in terms of service) present.

2.
The Chairman can change the sequence of topics to be discussed as against that announced in the agenda. In addition, he shall decide on the type and form of voting.

3.
The person presiding over the General Meeting may restrict the right of shareholders to speak and to ask questions to an appropriate amount of time. In particular the person presiding over the General Meeting may determine an appropriate time frame for the course of the entire General Meeting, for individual items on the agenda and for questions and contributions by the shareholders.

§ 22
Resolutions

1.
Resolutions of the General Meeting are passed by a simple majority of the votes cast, unless binding regulations of the Aktiengesetz require otherwise. Insofar as the Aktiengesetz requires that resolutions be passed by a majority of the share capital represented at the time of resolution, a simple majority of the represented capital is sufficient, as far as this is legally permissible.

2.
If a simple majority is not achieved in the first round of voting for elections by the General Meeting, an additional round of voting will be held between the two people who have received the highest number of votes in the first round.

§ 23
Voting Rights

1.
Each no-par value share grants one vote at General Meetings. The preferred shares without voting rights only have voting rights in the cases provided for by law, in this case, each no-par value share also grants one vote.

2.
Voting rights may be exercised by proxies. Written form is required and sufficient for the issuance of proxies. The Company may determine that proxies may be granted via electronic media or by fax and may regulate the manner of issuance in detail.

IV.   ANNUAL FINANCIAL STATEMENTS, PROVISIONS, APPROPRIATION OF RETAINED EARNINGS

§ 24
Fiscal Year

The fiscal year is the calendar year.

§ 25
Annual Financial Statements, Ordinary General Meeting, Appropriation of Retained Earnings

1.
The Executive Board shall prepare the annual financial statements as well as the management report for the previous fiscal year and present it to the Supervisory Board within the first 3 (three) months of the fiscal year. If the annual financial statements have to be audited by an auditor, these documents shall be submitted along with the auditor's report immediately after the receipt of the auditor's report by the Supervisory Board.

2.
At the same time, the Executive Board shall submit to the Supervisory Board its proposal for the appropriation of the net retained profit that will be presented to the General Meeting.

3.
The Supervisory Board is required to inspect the annual financial statements, the management report, and the proposal for the appropriation of the net retained profit within one month of receiving the auditor's report. The Executive Board will receive the Supervisory Board's report.

4.
After receiving the Supervisory Board's report of the result of its inspection, the Executive Board shall immediately convene the General Meeting, which is required to take place within the first 8 (eight) months of every fiscal year.

5.
The Ordinary General Meeting resolves on the approval of the activities of the Executive Board and Supervisory Board as well as on the appropriation of the net retained profit. In addition, the General Meeting resolves on the choice of the auditor and, in the cases provided for by the law, on the adoption of the annual financial statements.

V.     AUTHORITY IF THE SUPERVISORY BOARD TO AMEND THE ARTICLES OF ASSOCIATION, FORMATION EXPENSES, PLACE OF JURISDICTION

§ 26
Amendments to the Articles of Association

The Supervisory Board is authorized to resolve amendments and additions to the Articles of Association that only concern the formal wording.

§ 27
Costs

The Company will bear the formation costs and taxes up to a maximum amount of DM 100,000.00.

§ 28
Place of Jurisdiction

The Company's domicile is the place of jurisdiction.

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  Exhibit 1.1
Articles of Association
  § 1 Company Name, Domicile, Duration
  § 2 Purpose
  § 3 Notices and Information
  § 4 Share Capital
  § 5 Dividend rights
  § 6 Classes of shares
  § 7 Executive Bodies
  § 8 Executive Board
  § 9 Legal Representation
  §10 Management
  § 11 Supervisory Board Composition, Election, Term of Office
  § 12 Resignation from Office
  § 13 Chairman of the Supervisory Board
  § 14 Meetings
  § 15 Resolutions
  § 16 Committees
  § 17 Tasks/Remuneration for the Supervisory Board
  § 18 General Meeting
  § 19 Convening the General Meeting
  § 20 Participation in the General Meeting
  § 21 Chairing the General Meeting
  § 22 Resolutions
  § 23 Voting Rights
  § 24 Fiscal Year
  § 25 Annual Financial Statements, Ordinary General Meeting, Appropriation of Retained Earnings
  § 26 Amendments to the Articles of Association
  § 27 Costs
  § 28 Place of Jurisdiction